                                                                   EXHIBIT 12.01

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

                                                                                                    PRO FORMA
                                       YEAR ENDED MARCH 31,                    PRO FORMA   THREE      THREE
                          ---------------------------------------------------    YEAR      MONTHS    MONTHS
                                                                                 ENDED     ENDED      ENDED
                                                                               MARCH 31,  JUNE 30,  JUNE 30,
                            1993      1994      1995       1996       1997       1997       1997      1997
                          --------  --------  ---------  ---------  ---------  ---------  --------  ---------
Loss before Income
 Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle............  $(99,766) $(94,706) $(111,759) $(122,680) $(119,290) $(150,051) $(44,731) $(52,071)
Add: Fixed Charges,
   Excluding Capitalized
   interest.............   170,376   187,439    200,927    217,170    249,113    252,874    66,936    67,876
  Equity in loss of
   joint ventures.......    46,841    30,054     44,349     46,257     59,169     59,169    21,738    21,738
  Preferred stock
   dividends
   of Subsidiary........        --        --         --         --         --     27,000        --     6,400
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Net Earnings Available
 for Combined Fixed
 Charges and Preferred
 Stock Dividends........   117,451   122,787    133,517    140,747    188,992    188,992    43,943    43,943
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Combined Fixed Charges
 and Preferred stock
 dividends:
  Interest..............   164,859   182,136    195,698    210,691    240,692    244,453    63,888    64,828
  Capitalized interest..     1,009     1,345      1,736      1,766      1,727      1,727       347       347
  Amortization of debt
   issuance costs.......     4,155     3,987      3,792      4,917      6,344      6,344     2,470     2,470
  Interest portion of
   rent expense.........     1,362     1,316      1,437      1,562      2,077      2,077       578       578
  Preferred stock
   dividends
   of subsidiary........        --        --         --         --         --     27,000        --     6,400
  Preferred stock
   dividends............        --        --         --         --         --     27,624        --     6,906
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends........   171,385   188,784    202,663    218,936    250,840    309,225    67,283    81,529
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............        --        --         --         --         --         --        --        --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............  $ 53,934  $ 65,997  $  69,146  $  78,189  $  61,848  $ 120,233  $ 23,340  $ 37,586
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